Exhibit 99.1

PARKVALE FINANCIAL CORPORATION

CERTIFICATION OF THE

PRINCIPAL EXECUTIVE OFFICER AND THE

PRINCIPAL FINANCIAL OFFICER

Robert J. McCarthy, Jr., President and Chief Executive Officer, and Gilbert A. Riazzi, Chief Financial Officer, each hereby certify, based on his knowledge, that:

(i) The Compensation Committee of Parkvale Financial Corporation (the “Company”) has discussed, reviewed and evaluated with the senior risk officers at least every six months during the fiscal year ended June 30, 2011, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to the Company;

(ii) The Compensation Committee of the Company has identified and limited during the fiscal year ended June 30, 2011, the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company and identified any features in the employee compensation plans that pose risks to the Company and limited those features to ensure that the Company is not unnecessarily exposed to any such risks;

(iii) The Compensation Committee has reviewed at least every six months during the fiscal year ended June 30, 2011, the terms of each employee compensation plan and identified the features in the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee and has limited those features;

(iv) The Compensation Committee of the Company will certify within 120 days of the completion of the fiscal year to the reviews of the SEO compensation plans and employee compensation plans required under paragraphs (i) and (iii) above;

(v) The Compensation Committee of the Company will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in:

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

(B) Employee compensation plans that unnecessarily expose the Company to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(vi) The Company has required that bonus payments, if any, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), to SEOs and any of the twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the fiscal year ended June 30, 2011;

(viii) The Company has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established there under during the fiscal year ended June 30, 2011;

(ix) The Company and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during the fiscal year ended June 30, 2011, and that any expenses requiring approval of the Board of Directors, a committee of the Board of Directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) The Company will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the Company’s fiscal year ended June 30, 2011 in the event an annual meeting of shareholders is held with respect to fiscal 2011 (NOTE: the pending acquisition of the Company by F.N.B. Corporation is expected to be completed before an annual meeting is held);

(xi) The Company will disclose the amount, nature, and justification for the offering during the fiscal year ended June 30, 2011 of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (vii);

(xii) The Company will disclose whether the Company, the Board of Directors of the Company, or the Compensation Committee of the Company has engaged during the fiscal year ended June 30, 2011, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the fiscal year ended June 30, 2011;

(xiv) The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xv) The following employees are the SEOs and the twenty next most highly compensated employees of the Company and/or Parkvale Savings Bank (the “Bank”) for the current fiscal year and the fiscal year ended June 30, 2011, with the non-SEOs ranked in order of level of annual compensation starting with the greatest amount:

Name	Title	Employer
Robert J. McCarthy, Jr.	President and Chief Executive Officer	Company and Bank
Gilbert A. Riazzi	Vice President and SVP/Chief Financial Officer	Company and Bank
Thomas R. Ondek	Senior Vice President	Bank
Gail B. Anwyll	Senior Vice President	Bank
Robert A. Stephens	Senior Vice President	Bank
Christopher Luther	Investment Representative	Bank
Matthew J. Husak	Vice President	Bank
Derek J. Ferace	Attorney	Bank
Thomas A. Webb	Vice President	Bank
Christopher M. Trombetta	Vice President	Bank
Joseph C. DeFazio	Vice President	Bank
William E. Fritz	Senior Assistant Vice President	Bank
Patricia A. Lowe	Vice President	Bank
Lisa E. Forlano	Assistant Controller	Bank
Kevin M. McCarthy	Senior Assistant Vice President	Bank
Michael F. Mullin	Assistant Vice President	Bank
Robert A. Yoswick	Assistant Vice President	Bank
Janice C. Muto	Senior Assistant Vice President	Bank
Michael Lowery	Investment Representative	Bank
Carmen J. Bauccio	Assistant Vice President	Bank
Lynn G. Jones	Facilities Manager	Bank
Rene J. Lelli-Moziejko	Assistant Vice President	Bank
Mark A. Landi	Senior Assistant Vice President	Bank
Glenn A. Meister	Risk & Compliance Manager	Bank
James M. Urban	Assistant Vice President	Bank

(xvi) Each of the undersigned understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: September 27, 2011	/s/ Gilbert A. Riazzi
Gilbert A. Riazzi
Chief Financial Officer

Date: September 27, 2011	/s/ Robert J. McCarthy, Jr.
Robert J. McCarthy, Jr.
President and Chief Executive Officer

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